Exhibit 12.1

                                     UNITED WASTE SYSTEMS, INC.
                                RATIO OF EARNINGS TO FIXED CHARGES
                                            (UNAUDITED)


                                  Years ended December 31,
                         1992                1993          1994         1995            1996
Pretax income
  from continuing
  operations   $       3,268,555    $   16,485,591      $ 28,953,722  $43,609,343    $60,649,078
Fixed charges          3,309,877         5,179,058         7,335,587   11,713,791     17,383,361
Less:
  Capitalized
  interest              (156,897)         (301,000)         (722,000)  (1,349,000)    (1,682,000)
Amortization of
  previously
  capitalized
  interest               145,916           125,849           173,983      263,916        376,049
  Total earnings      $6,567,451    $   21,489,498       $35,741,292    $  54,238,050  $76,726,488
Interest
  expense       $      3,028,133    $    4,705,363       $ 6,424,630    $  10,061,290  $14,949,746
Interest
  capitalized            156,897           301,000            722,000       1,349,000    1,682,000
Amortization
  of debt
  issue costs             52,523           123,470            146,134      260,000         647,115
Interest portion
  of rental
  expense                 72,324            49,225             42,823       43,501         104,500
  Total fixed
    charges      $     3,309,877    $    5,179,058       $  7,335,587      $11,713,791    $17,383,361
Ratio of
  earnings to
  fixed charges              2.0               4.1                4.9          4.6          4.4


                                        UNITED WASTE SYSTEMS, INC.
                                RATIO OF EARNINGS TO FIXED CHARGES - cont'd
                                                (UNAUDITED)


                                          Years ended December 31,

                       1992                1993          1994             1995      1996
Preferred
  dividends         1,849,873          1,948,315     1,275,180         372,501         0
Total fixed charges
  and preferred
  dividends        $5,159,750      $   7,127,373    $8,610,767     $12,086,292   $17,383,361
Ratio of earnings to
  fixed charged and
  preferred dividends     1.3                3.0          4.2           4.5          4.4